UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
(May 27, 2009)

THERAGENICS CORPORATION®
(Exact name of registrant as specified in charter)

Delaware	000-15443	58-1528626
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5203 Bristol Industrial Way
Buford, Georgia 30518
(Address of principal executive offices / Zip Code)

(770) 271-0233
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement

On May 27, 2009, Theragenics Corporation and its subsidiaries (collectively, the “Company”) executed an Amended and Restated Credit Agreement (the “Credit Agreement”) with Wachovia Bank, National Association (“Wachovia”). The Credit Agreement provides for up to $30 million of borrowings under a revolving credit facility (the “Revolver”) and a $10 million term loan (the “Term Loan”). The Revolver matures on October 31, 2012 with interest payable at the London Interbank Offered Rate (“LIBOR”) plus 2.25%. Maximum borrowings under the Revolver can be increased to $40 million with the prior approval of Wachovia under an accordion feature. The Revolver also provides for a $5 million sub-limit for trade and stand-by letters of credit. The Term Loan is payable in thirty-six equal monthly installments of principal plus interest at LIBOR plus 1.75%, commencing July 1, 2009.The Credit Agreement is unsecured, but provides for a lien to be established on substantially all assets of the Company upon certain events of default. The Credit Agreement contains representations and warranties, as well as affirmative, reporting and negative covenants customary for financings of this type. Among other things, the Credit Agreement restricts the incurrence of certain additional debt and certain capital expenditures, and requires the maintenance of certain financial ratios, including a minimum fixed charge coverage ratio, a maximum liabilities to tangible net worth ratio, and the maintenance of minimum liquid assets of $10 million, as all such ratios and terms are defined in the Credit Agreement. At May 27, 2009, outstanding borrowings totaled $22 million under the Revolver and $10 million under the Term Loan. Outstanding letters of credit totaled approximately $876,000 as of May 27, 2009. The obligations of Theragenics Corporation and each of its subsidiaries under the Credit Agreement, as co-borrowers, are joint and several.

The Credit Agreement described above amends and restates the October 29, 2003 credit agreement with Wachovia, which was scheduled to mature on October 31, 2009 and provided for a $40 million revolving loan and letter of credit commitment.

On May 27, 2009, the Company also entered into certain interest rate swap agreements to manage the Company’s variable interest rate exposure. Specifically, the Company entered into a floating to fixed rate swap with respect to the entire principal amount of the Term Loan, at a fixed interest rate of 3.27%, and a separate floating to fixed rate swap with respect to $6 million of the principal amount outstanding under the Revolver, at a fixed interest rate of 4.26%. Both interest rate swaps expire on June 1, 2012.

The above description is a summary of the material terms of the Credit Agreement. This description is qualified by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Document

10.1
Amended and Restated Credit Agreement dated May 27, 2009 among the Company, C.P. Medical Corporation, Galt Medical Corp., NeedleTech Products, Inc. and Wachovia, together with related Term Loan Note and Amended, Restated and Consolidated Line of Credit Note.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THERAGENICS CORPORATION
(Registrant)

Dated: June 2, 2009	By:	/s/ M. Christine Jacobs
M. Christine Jacobs
Chief Executive Officer